Exhibit 99.1

NEWS RELEASE
Corporate Headquarters 4350 Congress Street, Suite 600 Charlotte, NC 28209 U.S.A. www.glatfelter.com

For Immediate Release	Contacts:
	Investors:	Media:
	Ramesh Shettigar	Eileen L. Beck
	(717) 225-2746	(717) 225-2793

GLATFELTER COMPLETES ACQUSITION OF JACOB HOLM

Acquisition Adds Scale, Diversifies Portfolio and Strengthens Glatfelter’s Position as a Leading Global Engineered Materials Company

Charlotte, North Carolina – October 29, 2021 – Glatfelter Corporation (NYSE: GLT), a leading global supplier of engineered materials, today announced it has completed the previously disclosed acquisition of Jacob Holm for aggregate consideration of approximately $302 million including the extinguishment of Jacob Holm’s existing debt and other adjustments. This transaction was funded through a new $500 million senior unsecured notes issuance.

The addition of Jacob Holm will meaningfully increase Glatfelter’s scale and diversification into attractive and complementary product categories with high-performing and innovative spunlace nonwoven technologies and advanced plant-based sustainable solutions serving the growing wipes, critical cleaning, healthcare and hygiene categories. Glatfelter has acquired four additional manufacturing sites, one converting operation, and six sales offices located in the Americas, Europe, and Asia, and approximately 760 employees worldwide.

“We are very pleased to be closing on the acquisition and adding Jacob Holm’s premium quality spunlace and advanced fiber products to Glatfelter’s portfolio of industry-leading airlaid and composite fibers products. Jacob Holm’s broad product offerings, including the Sontara brand, and blue-chip customer base will expand Glatfelter’s portfolio to include surgical drapes and gowns, wound care, critical cleaning materials, face masks, facial wipes and cosmetic masks, to provide a best-in-class suite of nonwovens technologies, applications and expertise. We look forward to leveraging the combined talents of the Jacob Holm and Glatfelter employees to better serve customers, accelerate the innovation of sustainable engineered materials, and achieve significant value-creation. In addition, we will be well positioned to achieve meaningful economies of scale and synergies in the areas of sourcing, operational excellence, capital deployment, and general and administrative costs,” said Dante C. Parrini, Chairman and Chief Executive Officer of Glatfelter.

Jacob Holm generated $401 million of net sales and $42.5 million of adjusted EBITDA for the twelve-month period ended June 30, 2021. Glatfelter believes these results included a benefit from COVID-related demand estimated to be between $10 million and $15 million of adjusted EBITDA. This acquisition is expected to yield approximately $20 million of annual synergies within 24 months.

Credit Suisse acted as Glatfelter’s financial advisor in connection with the transaction, and Shearman & Sterling LLP as its legal advisor. Financing of this transaction for Glatfelter was led by HSBC Securities (USA).

Caution Concerning Forward-Looking Statements

Any statements included in this press release that pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. The Company uses words such as “anticipates”, “believes”, “expects”, “future”, “intends”, “plans”, “targets”, and similar expressions to identify forward-looking statements. Any such statements are based on the Company’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements. The risks, uncertainties and other unpredictable or uncontrollable factors are described in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”) in the Risk Factors section and under the heading “Forward-Looking Statements” in the Company’s most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are available on the SEC’s website at www.sec.gov. In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release.

About Glatfelter

Glatfelter is a leading global supplier of engineered materials with a strong focus on innovation and sustainability. The Company’s high quality, technology-driven, innovative, and customizable nonwovens solutions can be found in products that are Enhancing Everyday Life®. These include personal care and hygiene products, food and beverage filtration, critical cleaning products, medical and personal protection, packaging products, as well as home improvement and industrial applications. Headquartered in Charlotte, NC, the Company’s annualized net sales approximate $1.4 billion with over 3,300 employees worldwide. Glatfelter’s operations utilize a variety of manufacturing technologies including airlaid, wetlaid and spunlace with sixteen manufacturing sites located in the United States, Canada, Germany, the United Kingdom, France, Spain, and the Philippines. The Company has sales offices in all major geographies serving customers under the Glatfelter and Sontara brands.  Additional information about Glatfelter may be found at www.glatfelter.com.